Exhibit 99.1

[Servotronics, Inc. Letterhead]

1110 Maple Street ♦ P.O. Box 300 ♦ Elma, New York 14059-0300 ♦ 716-655-5990 ♦ FAX 716-655-6012

March 21, 2014

SERVOTRONICS, INC. ANNOUNCES
YEAR END INCOME AND REVENUES

Elma, NY – Servotronics, Inc. (NYSE MKT – SVT) reported an approximate 205% increase in net income to $975,000 (or $0.43 per share Basic and Diluted) for the fiscal year ended December 31, 2013 as compared to net income of $320,000 (or $0.15 per share Basic and Diluted) for the comparable period ended December 31, 2012.

The Company attributes the increase in net income primarily to the previously reported strategic focus on core competencies that led to the 2012 sale of certain underperforming assets and shutdown of certain operations at the subsidiary level. Servotronics continues to strategically position itself through the design and development of new products for new applications/programs across a multitude of industries.

Revenue from continuing operations for the fiscal year ended December 31, 2013 was $30,310,000 compared to revenue from continuing operations of $30,510,000 for the comparable period ended December 31, 2012. The decrease in sales is the result of decreased shipments related to orders from the U.S. Government and its prime vendors partially off-set by an increase in shipments of commercial products at both the ATG and CPG.

The Company is composed of two groups – the ATG and the CPG. The ATG primarily designs, develops and manufactures servo controls and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, pocket knives, machetes and combat knives, survival, sporting, agricultural knives and other edged products for both commercial and government applications.

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components and the ability of the Company to successfully execute its strategic plans. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE MKT